Exhibit 9(oo)

                                  IVY FUND

                FUND ACCOUNTING SERVICES AGREEMENT SUPPLEMENT

                            Ivy High Yield Fund



      AGREEMENT made as of the 25th day of March, 1998, by and between Ivy Fund (the "Trust") and Mackenzie Investment
Management Inc. (the "Agent").

      WHEREAS, the Trust is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

      WHEREAS, several classes of shares are offered to investors with respect to each investment portfolio of the Trust;

      WHEREAS, the Trust has adopted a Master Fund Accounting
Services Agreement dated January 25, 1993 (the "Master
Agreement"), pursuant to which the Trust has appointed the Agent to provide the fund accounting services specified in the Master
Agreement; and

      WHEREAS, Ivy High Yield Fund (the "Fund") is a separate investment portfolio of the Trust.

      NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

      1. As provided for in the Master Agreement, the Trust hereby adopts the Master Agreement with respect to the Fund, and the Agent hereby acknowledges that the Master Agreement shall pertain to the Fund, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

      2. The term "Portfolio" as used in the Master Agreement shall, for purposes of this Supplement, pertain to the Fund.

      3. As provided in the Master Agreement and subject to further conditions as set forth therein, the Fund shall pay the Agent a monthly fee based upon the rate(s) set forth in the Fee
Schedule attached hereto as Annex 1.

      4. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to the Fund as of the date specified above, and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect with respect to the Fund for a period of more than one (1) year from such date only so long as the continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees (as defined in the Investment
Company Act of 1940, as amended). This Agreement may be terminated with respect to the Fund, without payment of any penalty, by the Fund upon at least ninety (90) days' prior written notice to the Agent or by the Agent upon at least ninety
(90) days' prior written notice to the Fund; provided, that in the case of termination by the Fund, such action shall have been authorized by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees.

                             IVY FUND, on behalf of
                             Ivy High Yield Fund



                             By:   KEITH J. CARLSON, President


                             MACKENZIE INVESTMENT MANAGEMENT INC.



                             By:   MICHAEL G. LANDRY, President

                                   ANNEX 1

                     FUND ACCOUNTING SERVICES AGREEMENT
                                FEE SCHEDULE



Based upon assets under management (in millions):

                       $0-$10           >$10-$40    >$40-$75    Over $75

Ivy High Yield         $1,250           $2,500            $5,000
$6,500
Fund